UNITES STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2015

NEHPROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-32288 (Commission File Number)	13-3971809 (IRS Employer Identification No.)

41 Grand Avenue, River Edge, New Jersey 07661
(Address of principal executive offices, including ZIP code)

(201) 343-5202
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2015 (the “Effective Date”), Nephros, Inc. (the “Company”) appointed Daron Evans as its President and Chief Executive Officer, as well as its Acting Chief Financial Officer, effective immediately. Mr. Evans, age 41, had been a member of the Company’s Board of Directors (the “Board”) since November 2013 and Chairman of the Board since January 2015. Mr. Evans, a life sciences executive with over 20 years of financial leadership and operational experience, is currently Managing Director of PoC Capital, LLC, a life sciences consulting company founded by Mr. Evans, and a Director of Zumbro Discovery, an early stage company developing a novel therapy for resistant hypertension. Mr. Evans was previously Chief Financial Officer of Nile Therapeutics, Inc., from 2007 until its merger with Capricor, Inc. in November 2013. From 2004 to 2007, he held various roles at Vistakon, Inc. and Scios, Inc., both divisions of Johnson & Johnson Corp. Mr. Evans was a co-founder of Applied Neuronal Network Dynamics, Inc. and served as its President from 2002 to 2004. From 1995 to 2002, Mr. Evans served in various roles at consulting firms Arthur D. Little and Booz Allen & Hamilton. Mr. Evans is the author of four U.S. patents. Mr. Evans received his Bachelor of Science in Chemical Engineering from Rice University, his Master of Science in Biomedical Engineering from a joint program at the University of Texas at Arlington and Southwestern Medical School and his MBA from the Fuqua School of Business at Duke University.

The terms of Mr. Evans’ employment with the Company are set forth in an Employment Agreement dated as of the Effective Date (the “Employment Agreement”). The Employment Agreement provides for a four-year term expiring on April 14, 2019 (the “Term”), unless sooner terminated by either party. Pursuant to the Employment Agreement, Mr. Evans will receive an initial annualized base salary of $240,000 and will be eligible to receive an annual performance bonus of up to 30% of his annualized base salary. At such time that the Company’s common stock is approved for listing on the NASDAQ Stock Market, New York Stock Exchange or such other national securities exchange approved by the Board and begins trading on such exchange, the Board may review and adjust Executive’s base salary to a market competitive level. In addition, Mr. Evans was granted a 10-year stock option to purchase an aggregate of 2,184,193 shares of the Company’s common stock pursuant to the Company’s 2015 Equity Incentive Plan. The option is exercisable at a price of $0.60 per share, which represents the closing sale price of the Company’s common stock on the Effective Date. Mr. Evans right to purchase the shares vests, subject to his continued employment, as follows:

•	35% of the shares subject to the option vest in 16 equal quarterly installments over 4 years, commencing June 30, 2015;
•	15% of the shares subject to the option will vest upon approval of listing of the Company’s common stock on the NASDAQ Stock Market, New York Stock Exchange or such other national securities exchange approved by the Board;
•	10% of the shares subject to the option will vest, if ever, on the February 1st following the Company’s first completed fiscal year in which annual revenue exceeds $3,000,000;
•	20% of the shares subject to the option will vest, if ever, on the February 1st following the Company’s first completed fiscal year in which annual revenue exceeds $6,000,000; and
•	20% of the shares subject to the option will vest, if ever, on the February 1st following the Company’s first completed fiscal year in which annual revenue exceeds $10,000,000.

The Employment Agreement provides that if the Company terminates Mr. Evans without “Cause,” or if he resigns for “Good Reason” (each as defined in the Employment Agreement), then he shall be entitled to: (i) continuation of his base salary for a period of three months if such termination occurs prior to the first anniversary of the Effective Date, or if such termination occurs following the first anniversary of the Effective Date , continuation of his base salary for a period of six months (or the expiration of the term of the Employment Agreement, if sooner).

Upon his appointment as President and Chief Executive Officer, Mr. Evans resigned as Chairman of the Board. Lawrence J. Centella, a member of the Board since 2001, was appointed Chairman of the Board as of the Effective Date. Mr. Evans succeeds Paul A. Mieyal, who had been serving as the Company’s Acting President, Chief Executive Officer and Chief Financial Officer since January 2015. Dr. Mieyal resigned from such offices as of the Effective Date, but will continue serving as a member of the Board.

The foregoing descriptions of the material terms of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference. A copy of the Company’s press release issued April 15, 2015, announcing Mr. Evans’ appointment is attached hereto and incorporated by reference herein as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated April 15, 2015, between Daron Evans and Nephros, Inc.
99.1	Press Release of Nephros, Inc. dated April 15, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: April 21, 2015	By:	/s/ Daron Evans
Daron Evans President & Chief Executive Officer

NEHPROS, INC.

FORM 8-K

INDEX TO EXHIBITS FILED WITH THIS REPORT

Exhibit No.	Description

10.1	Employment Agreement dated April 15, 2015, between Daron Evans and Nephros, Inc.
99.1	Press Release of Nephros, Inc. dated April 15, 2015.